                                                                      Exhibit 99
press release

                                                    Sierra Health Services, Inc.
                                                           2724 North Tenaya Way
                                                         Las Vegas, Nevada 89128
                                                                  (702) 242-7000

FOR IMMEDIATE RELEASE

CONTACTS:  Peter O'Neill                     Paul Palmer
           VP, Public & Investor Relations      SVP, Chief Financial Officer
           (702) 242-7156                           (702) 242-7112

           SIERRA HEALTH SERVICES ANNOUNCES COMMITMENTS FOR A NEW $65
                            MILLION CREDIT FACILITY

     Las Vegas,  February 25, 2003 - Sierra  Health  Services,  Inc.  (NYSE:SIE)
today announced that it has secured  commitments for a new $65 million revolving credit  facility.  This credit  facility  will  replace the  company's  existing facility,  set to mature on  September  30, 2003.  The new facility  includes an accordion  feature,  whereby the  availability can be upsized to a total of $125 million upon receipt of additional commitments at a future date. Interest on the facility is initially  expected to be LIBOR + 2.25%. The facility will expire on
April 30, 2006 but can be extended,  with the  approval of each  lender,  for an additional two years.  The new facility will be available for general  corporate purposes.  Banc of America  Securities  LLC is serving as the sole lead arranger and book manager  under this credit  facility.  The initial  lenders are Bank of
America,  N.A., as  administrative  agent,  Credit Lyonnais New York Branch,  as syndication agent, and U.S. Bank National Association, as documentation agent.

     Sierra Health Services,  Inc., based in Las Vegas, is a diversified  health care services company that operates health maintenance organizations,  indemnity and workers' compensation insurers, military health programs, preferred provider organizations and multi-specialty  medical groups.  Sierra's  subsidiaries serve over 1.2 million people  through health benefit plans for employers,  government programs and individuals.  For more information,  visit the company's website at
www.sierrahealth.com.

     Statements  in  this  news  release  that  are  not  historical  facts  are
forward-looking   and  based  on  management's   projections,   assumptions  and
estimates;  actual results may vary materially.  Forward-looking  statements are subject to certain  risks and  uncertainties,  which include but are not limited to: 1)  potential  adverse  changes in  government  regulations,  contracts  and programs,  including TRICARE,  Medicare,  Medicaid and legislative  proposals to eliminate  or  reduce  ERISA  pre-emption  of state  laws  that  would  increase potential  managed care  litigation  exposure;  2)  competitive  forces that may affect pricing,  enrollment and benefit levels; 3) unpredictable  medical costs, malpractice  exposure,  reinsurance  costs and inflation;  4) impact of economic conditions;  5) changes in healthcare and workers' compensation reserves; 6) our failure to win the  competitive  procurement  for the North Region  TRICARE Next
Generation  contract;  and 7) the amount of actual  proceeds  realized  upon the final  disposition  of the  workers'  compensation  insurance  operation  or the inability to dispose of such  business.  Further  factors  concerning  financial risks and  results  may be found in  documents  filed  with the  Securities  and
Exchange Commission and which are incorporated herein by reference.

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